UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2024

Summit Therapeutics Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36866	37-1979717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Brickell Key Drive, Suite 1000, Miami, FL		33131
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 203-2034

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value per share	SMMT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on January 8, 2024, Summit Therapeutics Inc. (the “Company”) entered into a lease agreement (the “Lease Agreement”) with Brickell Key Centre, LLC (“Landlord”), pursuant to which the Company leased office space for its Miami, Florida headquarter location ("Miami HQ"). The Lease Agreement commenced on February 1, 2024 and has a term of 64 months. The Lease Agreement permitted the Company to sublet any part of the premises with Landlord consent.

On June 27, 2024, the Company entered into two sublease agreements, one with Genius 24C Inc. ("Genius"), an affiliate of Robert W. Duggan (the "Genius Sublease Agreement") and one with Duggan Investments Research LLC ("Investments Research"), an affiliate of Robert W. Duggan (the "Investments Research Sublease Agreement"). Pursuant to the Genius Sublease Agreement, Genius will sublease from the Company 848 square feet of office space in the Miami HQ for a sixty-two month term for total rental payments of approximately $446,000. Pursuant to the Investments Research Sublease Agreement, Investments Research will sublease from the Company 848 square feet of office space in the Miami HQ for a sixty-two month term for total rental payments of approximately $446,000.

The foregoing descriptions of the Genius Sublease Agreement and the Investments Research Sublease Agreement do not purport to be complete and are qualified in their entirety by reference to the text of the Genius Sublease Agreement and the Investments Research Sublease Agreement. A copy of both will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2024.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2024, the board of directors (the “Board”) of the Company unanimously approved the election of Jeff Huber as a director of the Company and the appointment of Mr. Huber to serve on the Audit Committee of the Board. In connection with his election as a director, Mr. Huber received a grant of certain options to purchase shares of the Company’s common stock and will be entitled to compensation for his service to the Board and its committees, all in accordance with the Company’s existing non-employee director compensation policies. The Company and Mr. Huber will also enter into the Company’s standard form of indemnification agreement for the Company’s directors and officers.

Mr. Huber is the co-founder of Triatomic Capital Private LP, a private investing firm, and has served as its Managing Director since 2022. From 2016 to 2021, Mr. Huber served as Vice Chairman of GRAIL, Inc., a life sciences company focused on cancer early detection, including serving as the Founding Chief Executive Officer from 2016-2017. From 2003 to 2016, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.). From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc., an e-commerce company. Prior to joining eBay, he was Senior Vice President of Engineering at Excite@Home. Mr. Huber currently sits on the board of directors of Electronic Arts Inc. (NASDAQ: EA), Upstart Holdings Inc. (NASDAQ: UPST) and Zaptata Computing Holdings Inc. (NASDAQ: ZPTA). Mr. Huber is also a board member for several private companies. Mr. Huber holds a B.S. in Computer Engineering from the University of Illinois and an M.B.A. from Harvard Business School.

Certain affiliates of each of the Company’s Chief Executive Officers have invested as limited partners in a fund which Mr. Huber is the managing partner, and Mr. Duggan serves as a member of the fund’s advisory committee. Such aggregate investment represents less than 10% of the investments in the fund, and affords no special voting rights or control over the fund, its investments or operations. After review, the Board has determined that Mr. Huber qualifies as an independent director under applicable Nasdaq listing rules. There are no arrangements or understandings between Mr. Huber and any other persons pursuant to which Mr. Huber was elected. Mr. Huber does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release related to Mr. Huber’s election is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release, dated June 27, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT THERAPEUTICS INC.

Date: June 27, 2024	By:	/s/ Manmeet S. Soni
Chief Operating Officer and Chief Financial Officer
(Principal Financial Officer)